EXHIBIT 99.1

JOINT FILING AGREEMENT

               In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended each of the undersigned hereby agrees to the joint filing with all other signatories listed below, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Home Solutions of America, Inc. and that this Agreement be included as an Exhibit to such joint filing. Thomas A. Klee, Esq., is hereby designated as the person authorized to receive notices and communications with respect to such joint filing. Roger Beit is hereby authorized to execute such joint filing and any amendments thereto on behalf of the undersigned. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 22nd day of May, 2008.

MT TRADING, LLC By: S/ MARK PALEY Mark Paley, Manager S/ SONDRA BEIT Sondra Beit RH TRADING, LLC By: S/ MARK PALEY Mark Paley, Manager